Paul J. Polking
Executive Vice President and General Counsel
Bank of America Corporation
100 North Tryon Street, NC1-007-20-01
Charlotte, NC 28255



Exhibit 5


December 29, 1998


Board of Directors
BankAmerica Corporation
100 North Tryon Street
Charlotte, North Carolina 28255


Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of 50,000,000 shares (the "Shares") of the common stock of BankAmerica Corporation (the "Common Stock") to be issued pursuant to the terms of Take Ownership! The BankAmerica Global Associate Stock Option Program (the "Plan"),
I have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary or appropriate for this opinion. Based on such examination and review, it is my opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

I consent to be named in the Registration Statement as the attorney who passed upon the legality of the Shares, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul J. Polking
Paul J. Polking